EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 27, 2009, with respect to the consolidated balance sheet of Seanergy Maritime Holdings Corp. (successor to Seanergy Maritime Corp.) and subsidiaries (together the “Company”) as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, included herein.
We consent to the use of our report dated June 16, 2008, except as to Note 20(i), which is as of July 25, 2008, with respect to the combined balance sheets of Goldie Navigation Ltd., Pavey Services Ltd., Shoreline Universal Ltd., Valdis Marine Corp., Kalistos Maritime S.A. and Kalithea Maritime S.A. (together the “Group”) as of December 31, 2007 and 2006, and the related combined statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2007, prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board, included herein. Our report contains an explanatory paragraph stating that the combined financial statements referred to above present the aggregated financial information of the six vessel-owning companies and an allocation of long-term debt and that the combined financial statements may not necessarily be indicative of the Group’s financial position, results of operations, or cash flows had the Group operated as a separate entity during the periods presented or for future periods.
We consent to the references to our firm under the caption “Experts” in the prospectus.
/s/ KPMG Certified Auditors AE

Athens, Greece
March 31, 2009